CERTIFICATE OF FORMATION

                                       OF

            EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TI 2), LLC

            FIRST:      The name of the limited liability company is
Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC.

            SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th day of July, 2009.


         EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TI 2), LLC



                                     By:  /s/ Karen Spiegel
                                          ----------------------------
                                          Name:  Karen Spiegel
                                          Title: Authorized Person